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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

FTM MEDIA SUBMITS APPLICATION FOR NASDAQ LISTING

COMPANY ALSO REPORTS RESULTS OF SPECIAL MEETING OF SHAREHOLDERS

PHOENIX--(BUSINESS WIRE)--Oct. 21, 1999--FTM (Feed the Monster) Media Inc. (OTCBB:FTMM news) Thursday announced that it has filed an application with the Nasdaq Stock Market to have its common stock listed for trading on the Nasdaq SmallCap Stock Market.

This action reflects the fact that the company now meets all quantitative criteria for such a listing.

"We are pleased to announce FTM Media's application for listing on Nasdaq's SmallCap Stock Market. FTM Media is a rapidly growing company, and the visibility and enhanced trading liquidity a Nasdaq listing can provide is an important part of continuing to grow the company to our shareholders' benefit. We look forward to being listed for trading alongside Nasdaq's many thriving and respected companies," said Ron Conquest, FTM's president and chief executive officer.

As part of the filing process, FTM Media today filed a Form 8-A with the Securities and Exchange Commission to register 12,500,000 shares of common stock, of which 6,524,356 shares are issued and outstanding, and 2,500,000 shares of preferred stock. Of the preferred stock, 800,000 shares have been designated as Series A Convertible Preferred Stock, none of which is outstanding, and 400,000 shares have been designated Series B Convertible Preferred Stock, of which 273,504 shares are issued and outstanding.

The company also announced that the company's shareholders, at a special meeting on Oct. 15, 1999, adopted a plan to reincorporate the company in Delaware and to adopt the FTM 1999 Stock Option Plan.

With corporate headquarters in Phoenix, and creative/production offices in Burbank, Calif., FTM Media extends major-market radio stations' identities from the airwaves onto the Internet. By designing and continually updating its clients' Web sites, FTM helps the radio industry tap into an unprecedented opportunity to strengthen listener awareness and loyalty while also generating advertising and e-commerce revenues. The company, which expects to create a national network of 175 full-featured radio station Web sites in the largest 25 U.S. markets, has successfully launched its first two Web sites -- www.kroq.com (KROQ, Los Angeles) and www.live105.com in San Francisco. For more information about FTM Media, visit the company's Web site at www.feedthemonster.com.

This release contains forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are economic, competitive, governmental and

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technological factors affecting the company's operations, markets, products, services and prices, as well as other factors detailed in the company's regular filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q.

Contact:
     FTM Media Inc., Scottsdale
     Scott Manson, 480/425-0099
         or
     Trinske Communications Ltd.
     Investor Relations
     Mark Trinske, 303/665-7760
         or
     Christi Whittemore, 949/566-9945